As Filed with the Securities and Exchange Commission on December
                                                         14, 1999
                                            Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
            _________________________________________

                            FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                    BOURBON BANCSHARES, INC.

     (Exact name of Registrant as specified in its charter)

                            Kentucky
                 (State or other jurisdiction of
                 incorporation or organization)

                           61-0993464
              (I.R.S. Employer Identification No.)
               ----------------------------------

       P. O. Box 157, Paris, KY 40362-0157; (606) 987-1795

            (Address of Principal Executive Offices)
                 ------------------------------

                1985 Incentive Stock Option Plan
          1993 Employee Stock Ownership Incentive Plan
   1993 Non-Employee Directors Stock Ownership Incentive Plan
                 1999 Employee Stock Option Plan
                      Employee Gift Program
                    (Full Title of the Plan)

                        Buckner Woodford
                        President and CEO
                    BOURBON BANCSHARES, INC.
                          P. O. Box 157
                      Paris, KY 40362-0157
                         (606) 987-1795

             (Name and Address of agent for service)
                  Copies of Communications to:

                         James A. Giesel
                   BROWN, TODD & HEYBURN PLLC
                400 W. Market Street, 32nd Floor
                 Louisville, Kentucky 40202-3363
                         (502) 589-5400

                  CALCULATION OF REGISTRATION FEE

  Title Of       Amount To       Proposed           Proposed       Amount Of
Shares To Be         Be           Maximum           Maximum      Registration
 Registered      Registered      Offering          Aggregate         Fee
                     (1)         Price Per          Offering
                                  Share              Price
Common Shares,     264,340
no par value...     shares    $6.60 - $26.00(2)   $4,962,459.20   $1,310.09


(1) The number represents the number of shares authorized to be issued under the five plans that are the subject of this registration statement listed above (collectively, the "Plans"). This registration statement shall also cover any additional Common Shares which shall become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Common Shares.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, (the "Securities Act"). The price per share and the aggregate offering price are calculated on the basis of (a) the weighted average of $6.60 to $15.80, the exercise price for 148,940 shares subject to outstanding options granted under the Plans and (b) $26.00, the average of the high and low sales prices of Registrant's Common Shares on December 8, 1999, as reported on the OTC Bulletin Board, for the remainder of the shares subject to the Plans registered hereunder.

                             PART I.

Item 1.   Plan Information

     All  information required by Part I to be contained  in  the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

Item  2.         Registrant Information and Employee Plan Annual Information

     All  information required by Part I to be contained  in  the
Section  10(a)  prospectus  is  omitted  from  this  Registration
Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.


                            PART II.
             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.   Incorporation of Documents by Reference

      There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed by Bourbon Bancshares, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"):

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     (b)  All  other  reports  filed by the Company  pursuant  to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1998.

All  documents  subsequently filed by  the  Company  pursuant  to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.        Description of Securities

                     DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 10,000,000 Common Shares.
In  addition,  the  Company also is authorized to  issue  300,000
preferred  shares,  ("Preferred  Shares"),  none  of  which   are
outstanding.

     The rights of shareholders of the Company will be governed by the Kentucky Business Corporation Act and the Company's articles of incorporation (the "Articles") and bylaws (the "Bylaws"). This summary does not purport to be a complete statement of the rights of shareholders and is qualified in its entirety by reference to the Articles and Bylaws, to which prospective investors are referred.

COMMON SHARES

     Voting Rights. Except with respect to the election of directors, each holder of shares will be entitled to one vote per share held. Kentucky law requires cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to vote the number of shares owned by him or her multiplied by the number of directors to be elected. Each shareholder may cast all of the votes for a single nominee or may distribute the votes in any manner among as many candidates as the shareholder may deem fit.

     The Articles provide for the division of the Company's Board of Directors into three classes of approximately equal size. Directors of a classified Board of Directors are generally elected for three-year terms, and the terms of office of approximately one-third of the members of the classified Board of Directors expire each year. This classification of the Board may make it more difficult for a shareholder to acquire control of the Company and remove management by means of a hostile takeover.

     Dividends.   Holders  of shares will  be  entitled  to  such
dividends and other distributions as may be declared from time to time by the Company's Board of Directors.

     No   Preemptive   Rights.   The  Articles   do   not   grant
shareholders preemptive rights to acquire unissued shares.

     Indemnification. Article 9 requires the Company to indemnify its directors and executive officers for amounts incurred in connection with legal proceedings arising from actions by the directors or executive officers in their official capacity with the Company to the maximum extent permitted by Kentucky law. Under Kentucky law, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person. However, under no circumstances may a person be indemnified for any actions in bad faith.

     Limitation on Director Liability. Article 10 eliminates in certain circumstances the liability of a director to the Company or its shareholders for monetary damages arising out of the director's breach of the fiduciary duty of due care. This provision does not relieve a director of his or her liability, monetary or otherwise, for the following actions resulting in harm to the Company or its shareholders: (i) any transaction in which the director has a personal financial interest in conflict with the financial interest of the Company or its shareholders,
(ii) actions not taken in good faith or the failure to act in good faith, (iii) actions involving the intentional misconduct of a director, (iv) actions known by the director to violate law,
(v) actions involving an improper dividend or improper repurchase of stock in violation of KRS 271B.8-330 and (vi) actions resulting in the receipt of an improper personal benefit by the director. Article 10 does not preclude or limit recovery of damages by third parties.

     The limitations of liability permitted by Article 10 extend only to directors, not officers, and only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as an injunction, against any action by a director that is inappropriate.

PREFERRED SHARES

     The Board of Directors will be permitted without further shareholder approval, unless otherwise required by governing laws or regulations, to authorize the issuance of Preferred Shares in series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Shares and the qualifications, limitations and restrictions thereof. The Company does not have, at present, any agreement, understanding or arrangement which would result in the issuance of any Preferred Shares.

     It is not possible to state the precise effect of the authorization of Preferred Shares upon the right of the holders of the Company's Common Shares until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of Preferred Shares. However, such effect might include: (a) reduction of the amount otherwise available for payment of dividends on Common Shares, to the extent dividends are payable on any issued Preferred Shares, and restrictions on dividends on Common Shares if dividends on the Preferred Shares are in arrears; (b) dilution of the voting power of the Common Shares to the extent that the Preferred Shares have voting rights; and
(c) the holders of Common Shares not being entitled to share in the Company's assets upon liquidation until the satisfaction of any liquidation preference granted to the Preferred Shares.

The authority of the Board of Directors to issue the Preferred Shares may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company and may therefore have an anti-takeover effect by impeding the completion of a merger, tender offer or other takeover attempt. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly.
Such an issuance could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of shareholders, and could enhance the ability of officers and directors to retain their positions. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The
Company's Board of Directors, in so acting, could issue the Company Preferred Shares having terms that discourage an acquisition attempt through which an acquirer may be able to change the composition of the Company's Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Item 5.               Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification Of Directors And Officers

      Article 9 of the Articles of Incorporation of the Company contain certain indemnification provisions providing that directors, officers and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or
proceeding.   Article 9 provides as follows:

      A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the
Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the KBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney'' fees, judgments, fines. ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph A of Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the KBCA requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      B. Right of Claimant to Bring Suit. If a claim under paragraph A of this Article IX is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct that makes it permissible under the KBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        C. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

      D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the KBCA.

     Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith, and (b) he reasonably believed: in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

(a)  Exhibits

Exhibit
Number Exhibit

4.1    Articles   of   Incorporation   of   the   Registrant
       incorporated  by  reference to  Exhibit  3.1  to  the
       Registrant's  Registration  Statement  on  Form   S-4
       (File No. 33-96358).

4.2 Bylaws of the Registrant incorporated by reference to Exhibit 3.1 to the Registrant's Registration
       Statement on Form S-4 (File No. 33-96358).

5.1    Opinion of Brown, Todd & Heyburn PLLC.

23.1    Consent  of  Brown,  Todd & Heyburn PLLC (contained in Exhibit 5.1)

23.2   Consent of Crowe, Chizek and Company LLP.

24     Power of Attorney (included on Signature Page).

Item 9.Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)   To  remove  from registration by  means  of  a  post-
effective  amendment any of the     securities  being  registered
which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that it is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

The Registrant.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Paris, Commonwealth of Kentucky, on this 14th day of December, 1999.

                                   BOURBON BANCSHARES, INC.


                                   By: _/s/Buckner Woodford__________
                                           Buckner Woodford
                                   President and Chief Executive Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Buckner Woodford and James L. Ferrell, M.D., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to said Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                      Title                 Date


__/s/ Buckner Woodford___     President, Chief      December 14, 1999
Buckner Woodford              Executive Officer,
                              and Director

                              Vice President,
__/s/ Gregory J. Dawson__     Chief Financial       December 14, 1999
Gregory J. Dawson             Officer (Principal
                              Financial and
                              Accounting Officer)


__/s/ James L. Ferrell___     Chairman of the       December 14, 1999
James L. Ferrell, M.D.        Board, Director

__/s/ William R. Stamler_     Director              December 14, 1999
William R. Stamler


__/s/ Henry Hinkle_______     Director              December 14, 1999
Henry Hinkle


__/s/ Robert G. Thompson_     Director              December 14, 1999
Robert G. Thompson


__/s/ Theodore Kuster____     Director              December 14, 1999
Theodore Kuster


__/s/ William M. Arvin___     Director              December 14, 1999
William M. Arvin

                        INDEX TO EXHIBITS


Exhibit
Number      Exhibit

4.1    Articles   of   Incorporation   of   the   Registrant
       incorporated  by  reference to  Exhibit  3.1  to  the
       Registrant's  Registration  Statement  on  Form   S-4
       (File No. 33-96358).

4.2 Bylaws of the Registrant incorporated by reference to Exhibit 3.1 to the Registrant's Registration
       Statement on Form S-4 (File No. 33-96358).

5.1    Opinion of Brown, Todd & Heyburn PLLC.

23.1   Consent  of  Brown,  Todd & Heyburn  PLLC  (contained in Exhibit 5.1)

23.2   Consent of Crowe, Chizek and Company LLP.

24     Power of Attorney (included on Signature Page).